VOTING AGREEMENT

This Voting Agreement (the "Agreement") is entered into this 5th day of July 2007 by and between Advance Pacific Holdings, Limited ("APH"), Ka Wa Cheng ("Cheng"), the sole director and chief executive officer of APH, and Qiao Li, a citizen of the Peoples Republic of China.

WHEREAS, APH is the controlling shareholder of Gifted Time Holdings, Limited ("Gifted Time Holdings"), a British Virgin Islands company that in turn holds a controlling interest in each of two Chinese companies, Beijing HollySys and Hangzhou HollySys; and

WHEREAS, in order to retain its ownership of Gifted Time Holdings, APH must timely meet its obligations to pay a note made by it to OSCAF International, Limited ("OSCAF"), the sole director and officer of which is Qiao Li, which note is in the face amount of $200 million (the "$200 Million Note"); and

WHEREAS, APH has entered into a stock purchase agreement with Chardan North China Acquisition Corporation ("Chardan North"), pursuant to which APH will sell its interest in Gifted Time Holdings to Chardan North; and

WHEREAS, upon the acquisition of Gifted Time Holdings by APH, it was the intention and agreement of the parties that APH would not exercise control over Gifted Time Holdings and, in furtherance of that intention, APH retained the officers and managers of the operating companies controlled by Gifted Time Holdings; and

WHEREAS, upon the acquisition of Gifted Time Holdings by APH, the parties agreed that APH would not implement major operational or financial policy decisions, incur debt, sell assets or change management of Gifted Time Holdings or its operating companies without the consent of Qiao Li and Wang Changli, whose continued participation in the management of Gifted Time Holdings and the operating companies that it controlled was understood to be a condition of the APH acquisition of the stock of Gifted Time Holdings in order to preserve the value of the Gifted Time Holdings stock in the event of its reversion to OSCAF, among other reasons; and

WHEREAS, the parties desire to memorialize the understanding that they had reached in the course of their discussions and agreement regarding the acquisition of Gifted Time Holdings by APH by entering into this agreement to provide for Qiao Li and Wang Changli (who collectively were in control of Gifted Time Holdings before its acquisition by APH) to continue to exercise control of Gifted Time Holdings and its operating companies; and

WHEREAS, APH wishes to have Qiao Li serve as a member of the board of Gifted Time Holdings effectively immediately and to serve as the chairman of Gifted Time Holdings; and

WHEREAS, Qiao Li is willing to do so, provided that she receives from APH the authority to appoint the board of directors of Gifted Time Holdings from the date of this agreement until APH has met its obligations under the $200 Million Note;

NOW, THEREFORE, APH, Cheng and Qiao Li agree as follows:

1. APH will appoint Qiao Li as a director of Gifted Time Holdings, and upon the effective time of such appointment, Cheng will resign from his position as the sole director of Gifted Time Holdings.

2. Cheng will resign his position as chief executive officer of Gifted Time Holdings, his successor to be appointed by the board of directors as constituted by Qiao Li pursuant to Section 1, above and Section 3, below.

3. APH hereby assigns to Qiao Li, and Qiao Li accepts the assignment, of all of APH's authority and right to appoint members of the board of directors of Gifted Time Holdings that are held by APH pursuant to the Memorandum and Articles of Association of Gifted Time Holdings, and Qiao Li agrees that she will appoint herself and Dr. Wang Changli as directors of Gifted Time Holdings.

4.The rights of Qiao Li under Section 3 shall remain in effect until she chooses to relinquish them or until APH sells its shares of Gifted Time Holdings (whichever occurs first), provided that if APH shall default on its obligations under the $200 Million Note and the APH ownership interest in Gifted Time Holdings reverts to OSCAF, this agreement shall terminate immediately.

5. The parties agree that monetary damages would not be adequate in the event of any breach of this Agreement, and that this Agreement shall be specifically enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have set their hands and seals as of the date first written above.

ADVANCE PACIFIC HOLDINGS, LIMITED

By:
Name: Ka Wa Cheng
Its: Chief Executive Officer

KA WA CHENG

QIAO LI